LEXINGTON SMALLCAP VALUE FUND, INC.

                          DISTRIBUTION PLAN

     Distribution Plan (the "Plan") of Lexington SmallCap Value Fund, Inc.
a Maryland Corporation (the "Fund), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), adopted pursuant to Section 12(b) of the act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").

     1. Principal Underwriter and Investment Adviser. Lexington Funds Distributor, Inc., a Delaware corporation ("the Distributor"), acts as the principal underwriter of the Fund's shares pursuant to a Distribution Agreement. Lexington Management Corporation, a Delaware corporation (the "Adviser"), acts as the Fund's investment adviser pursuant to an Investment Advisory Agreement.

     2. Distribution Payments. (a) The Fund either directly or through the Adviser, may make payments periodically (i) to the Distributor or to any broker-dealer (a "Broker") who is registered under the Securities Exchange Act of 1934 and a member in good standing of the National Association of Securities Dealers, Inc. and who has entered into a selected dealer agreement with the Distributor, (ii)to other persons or organizations ("Servicing Agents") who have entered into shareholder processing and service agreements with the Adviser or with the Distributor, with respect to Fund shares owned by shareholders for which such Broker is the dealer or holder of record or such servicing agent has a servicing relationship, or
(iii) for expenses associated with distribution of Fund shares, including the compensation of the sales personnel of the Distributor; payments of no more than an effective annual rate of 0.25%, or such lesser amounts as the Distributor determines appropriate.

          (b) The schedule of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Distributor and the Adviser, subject to approval by the Directors of the Fund.

          (c) Payments may also be made for any advertising and promotional expenses relating to selling efforts, including but not limited to the incremental costs of printing, prospectuses, statements of additional information, annual reports and other periodic reports for distribution to persons who are not shareholders of the Fund; the costs of preparing and distributing any other supplemental sales literature; costs of radio, television, newspaper and other advertising: telecommunications expenses, including the cost of telephones telephone lines and other communications equipment, incurred by or for the Distributor in carrying out its obligations under the Distribution Agreement;

     3. Reports. Quarterly, in each year that this Plan remains in effect, the Fund's Treasurer shall prepare and furnish to the Directors of the Fund a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended by the Fund under the Plan and purposes for which such expenditures were made.

     4. Approval of Plan. This Plan shall become effective upon approval of the Plan, the form is Selected Dealer agreement and the form of Shareholder Service Agreement, by the majority votes of both (a) the Fund's Directors and the Qualified Directors (as defined in Section 6), cast in person at a meeting called for the purpose of voting on the Plan and (b) the outstanding voting securities of the Fund, as defined in Section 2(a)(42) of the Act.

     5. Term. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of the Directors of the Fund, including a majority of the Qualified Directors cast in person at a meeting called for the purpose of voting on such Plan and agreements. This Plan may not be amended in order to increase materially the amount to be spent for distribution assistance without shareholder approval in accordance with Section 4 hereof. All material amendments to this Plan must be approved by a vote of the Directors of the Fund, and of the Qualified Directors (as hereinafter defined), cast in person at a meeting called for the purpose of voting thereon.

     6. Termination. This Plan may be terminated at any time by a majority vote of the Directors who are not interested persons (as defined in Section 2(a)(19) of the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Directors") or by vote of a majority of the outstanding voting securities of the Fund, as defined in Section 2(a)(42) of the Act.

     7. Nomination of "Non-Interested" Directors. While this Plan shall be in effect, the selection and nomination of the "non-interested" Directors of the Fund shall be committed to the discretion of the non-interested Directors then in office.

     8. Miscellaneous. (a) Any termination or non-continuance of (i) a Selected Dealer Agreement between the Distributor and a particular broker or (ii) a Shareholder Service agreement between the adviser or the Fund and a particular person or organization, shall have no effect on any similar agreements between brokers or other persons and the Fund, the Adviser or the Distributor pursuant to this Plan.

          (b) The Distributor, the Adviser, or the Fund shall not be under any obligation because of this Plan to execute any Selected Dealer Agreement with any broker or any Shareholder Service Agreement with any person or organization.

          (c) All Agreements with any person or organization relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 6 hereof.



Dated:  ___________________________